UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2026

Comstock Holding Companies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1900 Reston Metro Plaza, 10TH Floor
Reston, Virginia 20190
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (703) 230-1985

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01	CHCI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers
(d) Election of Director
On June 17, 2026, the Board of Directors (the "Board") of Comstock Holding Companies, Inc. (the “Company”) appointed David Z. Hirsh to serve as a Class II independent director and a member of its Audit Committee, effective immediately. In connection with the appointment, the size of the Board was increased to six members following the conclusion of the Company's 2026 Annual Meeting of Stockholders held on June 17, 2026. Mr. Hirsh's initial term will expire at the Company’s 2027 Annual Meeting of Stockholders.
Mr. Hirsh is a seasoned real estate investor with more than 30 years of experience across all major real estate product types in most major U.S. markets. He is a former Managing Director at Blackstone Inc., where he spent approximately 16 years in the firm's Real Estate Asset Management Group until his retirement in January 2018. During his tenure at Blackstone, his responsibilities included the day-to-day oversight and strategic management of Equity Office Properties, IndCor Industrial Properties, and the LXR Hotels and Resorts portfolio, as well as several investments in the retail and senior housing sectors. Prior to joining Blackstone, Mr. Hirsh spent approximately 15 years at Citigroup Inc., including six years in real estate asset management, where he led the hotel group, and five years in corporate finance specializing in corporate real estate and project lending.
Mr. Hirsh currently serves as an independent director and Chair of the Audit Committee of Seaport Entertainment Group Inc. (NYSE: SEG) and previously served on the board of directors for SILVERspac Inc. (Nasdaq: SLVR) from 2021 to 2023. He is currently an Independent Advisor to Town House Partners, a global real estate industry consulting provider, and from 2022 to 2024 served as Vice Chairman of Sterling Investors, a real estate investment firm that he joined in 2020 as a Strategic Advisor. Mr. Hirsh is also an Adjunct Professor and Vice Chair of the Advisory Board at the New York University Schack Institute of Real Estate.
Mr. Hirsh earned a B.B.A. in Public Accounting from Pace University and an M.S. in Real Estate Development and Investment from New York University.
Mr. Hirsh will be compensated on a pro-rated basis for his service on the Board in accordance with the Company’s compensation program for non-employee directors, as set forth in the Company’s definitive Proxy Statement filed on April 30, 2026.
There is no other arrangement or understanding between Mr. Hirsh and any other person pursuant to which he was selected as a director of the Company. The Company has not engaged in any transaction in which Mr. Hirsh had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.
Item 5.07 Submission of Matters to a Vote of Security Holders
On June 17, 2026, the Company held its 2026 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders voted on three proposals, each of which is described in more detail in the Company’s definitive proxy statement that was filed with the Securities and Exchange Commission on April 30, 2026.
Holders of the Company's Class A common stock were entitled to one vote for each share held as of the close of business on April 20, 2026 (the "Record Date"), and holders of the Company's Class B common stock were entitled to fifteen votes for each share held as of the Record Date.
There were 8,554,980 shares of Class A common stock and 220,250 shares of Class B common stock present or represented by proxy at the Annual Meeting, which represented 88.01% of the combined voting power of the common stock shares entitled to vote (voting together as a single class) and constituted a quorum for the transaction of business.
The final voting results from the Annual Meeting were as follows:

Proposal 1
The Company's stockholders elected David M. Guernsey and James A. MacCutcheon to each serve for a three-year term on the Company's Board of Directors ending at the 2029 Annual Meeting of Stockholders, or until their successors are duly elected and qualified, or until their earlier resignation or removal.

	For	Withheld	Broker Non-Vote
David M. Guernsey	9,964,381	516,022	1,378,327
James A. MacCutcheon	9,964,381	516,022	1,378,327
Proposal 2
The Company’s stockholders ratified the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

For	Against	Abstain	Broker Non-Vote
11,843,978	14,651	101	—
Proposal 3
The Company’s stockholders approved, on a non-binding, advisory basis, the 2025 compensation of the Company’s named executive officers.

For	Against	Abstain	Broker Non-Vote
10,432,884	11,142	36,377	1,378,327
Item 7.01 Regulation FD Disclosure
A copy of the press release announcing the appointment of Mr. Hirsh is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
The information, including Exhibit 99.1, in Item 7.01 of this Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. Such information shall not be incorporated by reference into any filing under the Securities Act of 1933, except as shall otherwise be expressly set forth by specific reference in such filing.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description

99.1	Comstock Holding Companies, Inc. press release, dated June 18, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMSTOCK HOLDING COMPANIES, INC.

Date: June 18, 2026	By:	/s/ CHRISTOPHER CLEMENTE
Christopher Clemente Chairman and Chief Executive Officer